Exhibit 99.1

SCP POOL CORPORATION TO ACQUIRE HORIZON

SCHEDULES CONFERENCE CALL

COVINGTON, LA (August 26, 2005) – SCP Pool Corporation (NASDAQ/NM:POOL) announced today that it has signed a definitive agreement to acquire Automatic Rain Company (d/b/a “Horizon”), a leading regional wholesale distributor of irrigation and landscape products serving professional contractors in the landscape construction and maintenance markets. With 40 distribution locations in eight western and southwestern states, Horizon’s net sales are projected to be approximately $175 million for fiscal 2005. POOL will fund this transaction through utilization of its existing bank facilities.

Manuel Perez de la Mesa, POOL President and CEO, commented, “This transaction brings added depth and diversity to POOL through an extension of our complementary products offering. It is the culmination of a search that began in 1999 to identify a suitable distribution platform in the $3+ billion irrigation and landscape marketplace to complement our objective of being the resource for pool and landscaping contractors. Horizon is a natural addition to our business, as irrigation and landscaping is often a key component to completing a swimming pool installation or remodeling. Similar to POOL, Horizon operates in a marketplace that has been favorably impacted by the trend for increased homeowner spending on outdoor living space.”

“Horizon’s product offerings complement POOL’s as both companies have initiatives to enhance the value proposition to their customers by becoming a “one-stop shop”. By strengthening its complementary products offering, POOL provides additional opportunity to increase long-term shareholder value. Given the similar growth opportunities available, there are no plans to consolidate or reduce the number of distribution locations. In fact, the objective is to continue growing the distribution networks by taking advantage of the cross-selling opportunities brought about by the expanded product and customer base” added Perez de la Mesa.

The transaction, which is expected to close by October 2005, subject to regulatory approval, is expected to contribute an accretive benefit to POOL of $0.05 per share in fiscal 2006.

Pool will host a conference call to discuss the acquisition on Monday, August 29, 2005, at 10:00 a.m. CDT which will be available via webcast at our website www.poolcorp.com. Replay of the webcast will be available at our website after 11:00 a.m. CDT.

SCP Pool Corporation is the largest wholesale distributor of swimming pool supplies and related products. Currently, POOL operates over 200 service centers in North America and Europe, through which it distributes more than 91,000 national brand and private label products to roughly 48,000 wholesale customers. See www.horizononline.com for more information on Horizon.

POOL to Acquire Horizon

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOL’s 2004 Form 10-K and subsequent Form 10-Qs filed with the Securities and Exchange Commission.

CONTACT:

Craig K. Hubbard

SCP Pool Corporation

Treasurer

985.801.5117

craig.hubbard@poolcorp.com